UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 _____________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 25, 2018

_____________
Mellanox Technologies, Ltd.
(Exact name of Registrant as Specified in its Charter)

Israel	001-33299	98-0233400
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Beit Mellanox
Yokneam, Israel 2069200
(Address of Principal Executive Offices, including Zip Code)
+972-4-909-7200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Approval of Cash Incentive Award to CEO

Following the approval of the Compensation Committee (the “Compensation Committee”) of Mellanox Technologies, Ltd. (the “Company”) and the Company’s Board of Directors (the “Board”) at the Company’s 2018 annual general meeting of shareholders held on July 25, 2018 (the “Annual General Meeting”), the Company’s shareholders approved Proposal Two of the Company's definitive proxy statement on Schedule 14A for the Annual General Meeting filed with the U.S. Securities and Exchange Commission on June 20, 2018 (the “Proxy Statement”) by the requisite majority required under the Israeli Companies Law, 1999 (the “Israeli Companies Law”), providing for a performance-based cash incentive award under the Company’s annual cash bonus program to Eyal Waldman, the Company’s Chief Executive Officer, that may only be earned based on the Company’s 2018 performance (the “2018 Incentive Award”). The 2018 Incentive Award will be targeted at 100% of Mr. Waldman’s base salary (with a maximum payment of 150%) and achievement will be measured in 2019 based on the Company’s achievement of revenue and earnings per share goals for fiscal 2018, each weighted 50%, as determined by the Compensation Committee and approved by the Board. Further information regarding the 2018 Incentive Award is set forth under Proposal Two of the Proxy Statement.

Approval of Equity Award to CEO

Following the approval of the Compensation Committee and the Board, at the Annual General Meeting, the Company’s shareholders approved Proposal Three of the Proxy Statement by the requisite majority required under the Israeli Companies Law, providing for the grant of 36,000 restricted share units and 36,000 performance share units (which number can result in the issuance of up to 63,000 ordinary shares for over achievement performance) to Mr. Waldman, which will be granted from the share pool reserved for future issuance under the Company’s Third Amended and Restated Global Share Incentive Plan (2006) (the “Third Restated Plan”).

The restricted share units will vest at the rate of one-fourth (1/4th) of the original number of ordinary shares on August 1, 2019, and the remaining thereafter at the rate of one-sixteenth (1/16th) of the original number of shares on the first day of each quarterly period of November, February, May and August commencing November 1, 2019, with the last one-sixteenth (1/16th) of the original number of shares vesting on August 1, 2022, so long as Mr. Waldman continues to provide services to the Company.

The performance share units will vest and be earned based on the Company’s achievement of relative total shareholder return and average net operating margin over a three-year performance period commencing on January 1, 2018 and ending on December 31, 2020, subject to Mr. Waldman’s continued service to the Company through the end of the performance period. 9,000 of the target number of performance share units will be earned based on the Company’s total shareholder return as compared to the Philadelphia semiconductor index over the three-year performance period, with threshold, target and maximum payouts subject to attainment of the 25th, 50th and 75th percentiles. 27,000 of the target number of performance share units will be earned based on the Company’s average annual net operating margin over the three-year performance period based on targets determined by the Compensation Committee and as approved by the Board (“Average Net Operating Margin”). Achievement at threshold, target and maximum will result in 50%, 100% and 175% of the applicable number of performance share units being earned, respectively, which number of ordinary shares shall be issuable to Mr. Waldman. No shares will be issuable for below threshold performance for each applicable metric. Average Net Operating Margin performance between threshold and target or target and maximum will be determined by linear interpolation. The number of ordinary shares issuable in respect of the performance share units will be capped at 63,000 shares (175% of the target number of performance share units).

In the event of a change in control (as defined in the Third Restated Plan) during the three-year performance period, the number of shares that become issuable upon the applicable vesting date (described below) will be based on the greater of (i) target performance (representing 36,000 shares) or (ii) actual performance as of the change in control. If the successor or surviving entity assumes the performance share units, the performance share units shall remain outstanding and eligible to vest following the end of the performance period subject to Mr. Waldman’s continued service through such date; provided that if Mr. Waldman’s employment with our Company is terminated without cause or if he is constructively terminated, in each case, during the 12-month period following the change in control, the performance share units shall vest in full upon such termination. If the successor or surviving entity does not assume the performance share units, the performance share units shall vest in full upon such change in control.

Further information regarding the equity grant described above is set forth under Proposal Three of the Proxy Statement.

Approval of Third Restated Plan

Following the approval of the Compensation Committee and the Board, at the Annual General Meeting, the Company’s shareholders approved Proposal Five of the Proxy Statement by the requisite majority required under the Israeli Companies Law, approving the Third Restated Plan. The Third Restated Plan increases the ordinary shares reserved for issuance under the Second Amended and Restated Global Share Incentive Plan (2006) (the “Second Restated Plan”) by an additional 2,077,000 shares to 4,467,000 shares plus any shares subject to issued and outstanding awards under certain of the Company’s prior equity plans that expire, are cancelled or otherwise terminate after March 14, 2016, the effective date of the first amendment and restatement of the Global Share Incentive Plan (2006). The Third Restated Plan also implements certain additional amendments to the Second Restated Plan, including specifically providing for the grant of performance share units. A summary of the terms of the Third Restated Plan is set forth under Proposal Five of the Proxy Statement. That summary of the Third Restated Plan is qualified in its entirety by reference to the Third Restated Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders

(a) The Company held the Annual General Meeting on July 25, 2018. A total of 41,791,420 ordinary shares of the Company held by shareholders of record at the close of business on June 25, 2018 (the "Record Date") were present and entitled to vote at the Annual General Meeting (the "Ordinary Shares").

(b) At the Annual General Meeting, the Company’s shareholders voted on the following seven proposals, including the above-mentioned approvals:

Proposal One: To elect eleven directors to the Board to serve until the 2019 annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier death, resignation or removal:

Nominees

	For	Against	Abstain	Broker Non-Votes
Glenda Dorchak	35,269,421	36,450	22,565	6,462,984
Irwin Federman	35,206,918	101,144	20,374	6,462,984
Amal Johnson	34,702,892	595,168	30,376	6,462,984
Jack Lazar	34,958,496	333,986	35,954	6,462,984
Jon A. Olson	35,254,469	38,458	35,509	6,462,984
Umesh Padval	34,965,570	327,510	35,356	6,462,984
David Perlmutter	35,243,469	53,516	31,451	6,462,984
Steve Sanghi	31,533,832	3,759,123	35,481	6,462,984
Eyal Waldman	35,257,141	62,263	9,032	6,462,984
Gregory Waters	35,256,072	36,510	35,854	6,462,984
Thomas Weatherford	35,127,123	164,710	36,603	6,462,984
Each of the above nominees was elected.

Proposal Two: To approve the 2018 performance-based cash incentive award to Eyal Waldman, the Company’s CEO, which will be tied to the Company’s achievement of pre-established revenue and earnings per share objectives for fiscal 2018 and which will be measured and paid, if earned, in 2019. The votes reflected below represent votes by shareholders that did not indicate a Personal Interest (as such term is defined in the Companies Law).

For	Against	Abstain	Broker Non-Votes
31,499,573	1,027,534	95,920	6,462,984
Of the Ordinary Shares held by shareholders that did not indicate a Personal Interest, approximately 96.56% voted for Proposal Two.

Proposal Two was approved by the Company’s shareholders by the requisite majority required under the Israeli Companies Law.

Proposal Three: To approve the grant to Eyal Waldman of 36,000 restricted share units and 36,000 performance share units, which number can be increased to up to 63,000 shares for over achievement of performance objectives under the Third Restated Plan if approved by our shareholders. The votes reflected below represent votes by shareholders that did not indicate a Personal Interest.

For	Against	Abstain	Broker Non-Votes
31,338,543	1,035,681	231,805	6,462,984
Of the Ordinary Shares held by shareholders that did not indicate a Personal Interest, approximately 96.11% voted for Proposal Three.

Proposal Three was approved by the Company’s shareholders by the requisite majority required under the Israeli Companies Law.

Proposal Four: To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, compensation tables and narrative discussion set forth in the Proxy Statement.

For	Against	Abstain	Broker Non-Votes
27,816,502	7,108,565	403,369	6,462,984
Proposal Four received advisory approval by a majority of the Company’s shareholders.

Proposal Five: To approve the Third Restated Plan, making certain changes to the terms of the Second Restated Plan and to increase the number of ordinary shares reserved for issuance under the plan by an additional 2,077,000 shares to 4,467,000 shares

For	Against	Abstain	Broker Non-Votes
31,939,973	3,022,609	365,854	6,462,984
Proposal Five was approved by the Company’s shareholders by the requisite majority required under the Israeli Companies Law.

Proposal Six: To approve cash compensation in the amount of $8,506.85 for Steve Sanghi and $9,000.00 for Umesh Padval and the vesting of an additional 700 restricted share units out of the 4,200 restricted share units previously granted to reach of Mr. Sanghi and Mr. Padval, as compensation for their services as directors during the period beginning on May 25, 2018 through the date prior to the Annual General Meeting, July 24, 2018.

For	Against	Abstain	Broker Non-Votes
35,032,896	255,986	39,554	6,462,984
Proposal Six was approved by the Company’s shareholders by the requisite majority required under the Israeli Companies Law.

Proposal Seven: To appoint Kost Forer Gabbay & Kasierer, the Israel-based member of EY Global, as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and to authorize our audit committee to determine our accounting firm’s fiscal 2018 remuneration in accordance with the volume and nature of their services.

For	Against	Abstain
41,745,961	19,381	26,078
Proposal Seven was approved by the Company’s shareholders by the requisite majority required under the Israeli Companies Law.

(c) Disclosure regarding a settlement agreement among the Company and Starboard Value LP and certain of its affiliates dated June 19, 2018, including the anticipated cost to the Company thereof, is included in the Proxy Statement under the heading “Corporate Governance and Board of Directors Matters—Certain Relationships and Related Transactions.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Third Amended and Restated Global Share Incentive Plan (2006).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 25, 2018                    MELLANOX TECHNOLOGIES, LTD.
By:    /s/ Alinka Flaminia
Name:    Alinka Flaminia
Title:    Senior Vice President, General Counsel